Exhibit 99.1

CONSOL Energy Announces Results for the Third Quarter 2022

and Announces Dividend of $1.05/Share

CANONSBURG, PA (November 1, 2022) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended September 30, 2022.

Third Quarter 2022 Highlights Include:

•	GAAP net income of $152.1 million;
•	Quarterly adjusted EBITDA[1] of $180.9 million;
•	Announces dividend of $1.05/share, based on 3Q22 results, payable on November 23, 2022;
•	Itmann preparation plant commissioned in late September, with first train shipped on October 12th;
•	Net cash provided by operating activities of $153.1 million;
•	Quarterly free cash flow[1] of $107.1 million;
•	2023 and 2024 contracted position improved to 21.8 million tons and 8.8 million tons, respectively; and
•	Debt repayments of $56.3 million during 3Q22, including $50.0 million of Term Loan B.

Management Comments

“During the third quarter of 2022, we generated $107 million in free cash flow1, despite the Pennsylvania Mining Complex having a planned maintenance shutdown and longwall move and encountering some operational issues, which limited production to 5.3 million tons. Due to this strong free cash flow1 generation, we were once again able to retire a significant amount of our outstanding debt while returning $35 million of cash to our shareholders during the quarter. Capitalizing on the ongoing coal market strength, we opportunistically contracted an additional 6.0 million tons of new business during the third quarter for delivery through 2026 at attractive prices. Furthermore, we continue to target operation of the fifth longwall at the Pennsylvania Mining Complex by the end of the fourth quarter, which will give us upside potential and optionality in 2023 and beyond. Finally, our Itmann preparation plant was commissioned and processed its first coal in late September with the first train subsequently shipping in mid-October. This puts us on track to have a full year of production from the Itmann Mine starting next year, which diversifies our revenue mix and adds further upside potential to 2023 and beyond.”

“On the safety front, our Enlow Fork Mine, Harvey Mine, Bailey Preparation Plant and CONSOL Marine Terminal (CMT) each had ZERO employee recordable incidents during the third quarter of 2022. The Bailey Preparation Plant and CMT have maintained ZERO employee recordable incidents thus far in 2022, while the Enlow Fork Mine recently completed its second consecutive quarter at that mark. Our 3Q22 total recordable incident rate of 0.99 at the Pennsylvania Mining Complex continued to track significantly below the national average for underground bituminous coal mines.”

Pennsylvania Mining Complex (PAMC) Review and Outlook

PAMC Sales and Marketing

Our sales team sold 5.3 million tons of PAMC coal during the third quarter of 2022, generating coal revenue of $465.7 million for the PAMC segment. After adjusting for the effect of settlements of commodity derivatives, the PAMC generated an average realized coal revenue per ton sold1 of $72.83. This compares to 5.4 million tons sold at an average realized coal revenue per ton sold1 of $47.46 in the year-ago period. The continued improvement in the average realized coal revenue per ton sold1 in the 2022 quarters versus the prior-year periods is due to the persistent strong demand for our product and the significant improvement in domestic and global commodity markets as a whole.

In the domestic market, the pricing environment remained strong during the third quarter of 2022. Henry Hub natural gas spot prices averaged $8.03/mmBtu in 3Q22, an 84% increase compared to the prior-year period. PJM West day-ahead power prices averaged $90.44/MWh in the quarter, an improvement of 116% compared to 3Q21 and the highest quarterly average since the first quarter of 2014. IHS McCloskey estimates that U.S. natural gas inventories will end the injection season roughly 7% below the 5-year average of 3.6 trillion cubic feet, despite the incremental stranded domestic natural gas supply resulting from the June fire at the Freeport LNG export facility in Texas. Low coal stockpiles at domestic power plants and limited coal supply growth have resulted in coal conservation in the power sector, which has led to natural gas balancing the electric power market. Additionally, several domestic coal-fired electricity generation unit retirements are being postponed due to grid reliability concerns, supply chain disruptions and delayed renewable buildouts. IHS McCloskey reports that 40 coal-fired generation units representing nearly 17 GW of capacity have announced retirement delays this year. These delays will extend the operating lives of the plants by approximately 2 years on average and range anywhere from a few months to as many as 5 years on a plant-by-plant basis.

On the export front, seaborne thermal coal markets remained robust in the third quarter of 2022. API2 spot prices continued their upward push, averaging $360/ton in 3Q22 compared to $284/ton in 1H22 and $155/ton in the prior-year quarter. Although European natural gas and coal inventory levels have improved recently, the general consensus is that winter demand will test the power markets in Europe. Additionally, natural gas market conditions in Europe also have become more challenging with the indefinite shutdown of the Russian Nord Stream 1 pipeline due to recent issues. In a move to shore up their energy security, European Union governments have implemented various plans to allow for more coal fired generation. According to Wood Mackenzie, the most aggressive action came from Germany which will revive 4.2 GW of coal capacity and delay the retirement of an additional 3.6 GW of coal-fired generation. Even if these plants do not dispatch this winter, they will still need to build and maintain sufficient coal stockpiles in case they are called upon. Wood Mackenzie estimates that Europe will import 95 million tons of coal in 2022, a 13% increase compared to 2021.

During 3Q22, we strengthened our forward contract book at the PAMC, opportunistically securing an additional 6.0 million tons for delivery through 2026. As such, we have increased our 2023 and 2024 sold positions to 21.8 million tons and 8.8 million tons, respectively.

Operations Summary

During the third quarter of 2022, operational issues such as roof falls and equipment breakdowns, along with a planned maintenance shutdown and longwall move, limited our production. The PAMC produced 5.3 million tons in 3Q22, compared to 5.3 million tons in the year-ago quarter, which also saw the PAMC deal with multiple operational and geological challenges. However, these issues are behind us, and we expect to produce at a more normalized run rate in the fourth quarter. The fifth longwall development remains on track, and we expect it to be operational in December 2022.

CEIX's total costs and expenses during the third quarter of 2022 were $370.1 million, compared to $303.1 million in the year-ago quarter, and CEIX’s total coal revenue during the third quarter of 2022 was $472.6 million, compared to $258.6 million in the year-ago quarter. Total realized coal revenue1 in 3Q22 was $391.3 million, after accounting for the settlements of commodity derivatives. The significant improvement in total realized coal revenue1 was mainly driven by a $25.37 improvement in average realized coal revenue per ton sold1 at the Pennsylvania Mining Complex, as coal prices were stronger during the quarter compared to the prior-year period. Average cash cost of coal sold per ton1 at the PAMC for the third quarter of 2022 was $39.77, compared to $30.64 in the year-ago quarter. The significant increase was due to ongoing inflationary pressures on supplies and maintenance costs, multiple equipment failures, continued development work for the fifth longwall at the PAMC, and increased power costs due to elevated power prices in 3Q22 compared to the prior-year period.

		Three Months Ended		Nine Months Ended
		September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Total Coal Revenue	thousands	$472,608	$258,560	$1,481,668	$803,927
Settlements of Commodity Derivatives	thousands	$(81,311)	$—	$(241,486)	$—
Total Realized Coal Revenue[1]	thousands	$391,297	$258,560	$1,240,182	$803,927
Total Costs and Expenses	thousands	$370,103	$303,059	$1,131,709	$905,501
Total Cash Cost of Coal Sold[1]	thousands	$209,988	$166,471	$618,415	$497,533
Coal Production	million tons	5.3	5.3	17.9	18.2
Coal Sales	million tons	5.3	5.4	17.9	18.1
Average Realized Coal Revenue per Ton Sold[1]	per ton	$72.83	$47.46	$67.81	$44.05
Average Cash Cost of Coal Sold per Ton[1]	per ton	$39.77	$30.64	$34.46	$27.45
Average Cash Margin per Ton Sold[1]	per ton	$33.06	$16.82	$33.35	$16.60

CONSOL Marine Terminal Review

For the third quarter of 2022, throughput volumes at the CMT were 2.7 million tons, compared to 2.8 million tons in the year-ago period. Terminal revenues and CMT total costs and expenses were $14.8 million and $10.2 million, respectively, compared to $14.1 million and $10.2 million, respectively, during the year-ago period. CMT operating cash costs1 were $6.7 million in 3Q22, compared to $5.8 million in 3Q21, mainly due to increased project expense associated with shutdown maintenance. CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $5.6 million and $8.3 million, respectively, in the third quarter of 2022 compared to $4.5 million and $7.3 million, respectively, in the year-ago period.

Itmann Update

Our Itmann project achieved a major milestone during the third quarter of 2022 with the commissioning of the Itmann preparation plant and completion of rail infrastructure construction. As such, the prep plant began processing coal in late September, and the first train of Itmann coal was loaded and shipped on October 12th. Due to supply chain bottlenecks that have delayed delivery of certain equipment for the third continuous miner section, we now expect to ramp up the third and final production section during the fourth quarter and be prepared for full-capacity operation throughout 2023. We have adjusted our production guidance in 2022 accordingly to account for these equipment deliveries delays, coupled with the preparation plant starting later in the quarter than internally expected. We now expect to produce 200-300 thousand tons for the year of 2022, which mostly represents development mining. We continue to grow staffing levels in conjunction with our production ramp-up plan. On the marketing front, to date our product has been well received. Over the next two quarters, we will continue to focus on securing new business with several strategic customers in the domestic and export markets.

Shareholder Returns Update

Today, at the discretion of the board of directors, CEIX announced a dividend of $1.05/share, representing approximately 35% of the free cash flow generated in the third quarter of 2022 and consistent with the enhanced shareholder return program announced last quarter. The payment will amount to an aggregate of approximately $37.0 million, payable on November 23, 2022 to all shareholders of record as of November 14, 2022.

Debt Repurchases Update

In the near term, we remain committed to allocating the majority of our free cash flow toward debt repayment with the goal of aggressively reducing our outstanding gross debt. During the third quarter of 2022, we made repayments of $50.0 million and $6.3 million on our Term Loan B and equipment financed debt, respectively. This brings our total debt repayments and repurchases in the quarter to $56.3 million. Year-to-date through September 30, 2022, we have made total debt repayments and repurchases of $210.7 million (excluding the premium paid on the second lien notes).

2022 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for full fiscal year 2022:

•	2022 targeted PAMC coal sales volume of 23.75-24.50 million tons
•	PAMC average realized coal revenue per ton sold[2] expectation of $67.00-$69.00
•	PAMC average cash cost of coal sold per ton[2] expectation of $33.00-$35.00
•	Capital expenditures (including Itmann development): $160-$185 million

Third Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the third quarter 2022 financial and operational results, is scheduled for November 1, 2022 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-226-2859

Participant international dial in        1-412-542-4134

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the period ended September 30, 2022 on November 1, 2022. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 "Adjusted EBITDA", "Free Cash Flow", "CONSOL Marine Terminal Adjusted EBITDA", "CMT Operating Cash Costs", “Total Realized Coal Revenue” and "Total Cash Cost of Coal Sold" are non-GAAP financial measures and “Average Realized Coal Revenue per Ton Sold”, "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of Average Realized Coal Revenue per Ton Sold and Average Cash Cost of Coal Sold per Ton guidance, operating ratios derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin and developed a new metallurgical coal mine, the Itmann Mine, in the Central Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~612 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann Mine, the company also controls approximately 1.4 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Erica Fisher, (724) 416-8292

ericafisher@consolenergy.com

Condensed Consolidated Statements of Cash Flows

The following table presents the condensed consolidated statements of cash flows for the three and nine months ended September 30, 2022 and 2021 (in thousands):

	Three Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income (Loss)	$152,121	$(113,789)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	54,773	55,977
Other Non-Cash Adjustments to Net Income	2,498	(35,923)
Changes in Working Capital	(56,264)	174,273
Net Cash Provided by Operating Activities	153,128	80,538
Cash Flows from Investing Activities:
Capital Expenditures	(58,395)	(45,863)
Proceeds from Sales of Assets	12,356	135
Other Investing Activity	(150)	(156)
Net Cash Used in Investing Activities	(46,189)	(45,884)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(56,320)	(22,550)
Dividends	(34,871)	—
Other Financing Activities	(7,759)	(1)
Net Cash Used in Financing Activities	(98,950)	(22,551)
Net Increase in Cash and Cash Equivalents and Restricted Cash	7,989	12,103
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	312,659	200,203
Cash and Cash Equivalents and Restricted Cash at End of Period	$320,648	$212,306

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis by segment, and our average cash cost of coal sold per ton on a per-ton basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs, such as general and administrative costs, freight expenses, (loss) gain on debt extinguishment, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is total costs and expenses.

The following table presents a reconciliation for the PAMC segment of cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total Costs and Expenses	$370,103	$303,059	$1,131,709	$905,501
Less: Freight Expense	(42,619)	(19,348)	(131,419)	(72,371)
Less: General and Administrative Costs	(30,406)	(22,606)	(94,919)	(68,631)
Less: (Loss) Gain on Debt Extinguishment	(674)	(132)	(4,361)	657
Less: Interest Expense, net	(11,962)	(16,045)	(39,435)	(47,493)
Less: Other Costs (Non-Production and non-PAMC)	(19,681)	(22,480)	(74,553)	(52,057)
Less: Depreciation, Depletion and Amortization (Non-Production and non-PAMC)	(9,501)	(7,976)	(27,854)	(20,894)
Cost of Coal Sold	$255,260	$214,472	$759,168	$644,712
Less: Depreciation, Depletion and Amortization (Production)	(45,272)	(48,001)	(140,753)	(147,179)
Cash Cost of Coal Sold	$209,988	$166,471	$618,415	$497,533
Total Tons Sold (in millions)	5.3	5.4	17.9	18.1
Average Cost of Coal Sold per Ton	$48.37	$39.71	$42.34	$35.53
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	8.60	9.07	7.88	8.08
Average Cash Cost of Coal Sold per Ton	$39.77	$30.64	$34.46	$27.45

We evaluate our average realized coal revenue per ton sold, average margin per ton sold and average cash margin per ton sold on a per-ton basis. We define average realized coal revenue per ton sold as total coal revenue, net of settlements of commodity derivatives divided by tons sold. We define average margin per ton sold as average realized coal revenue per ton sold, net of average cost of coal sold per ton. We define average cash margin per ton sold as average realized coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average realized coal revenue per ton sold, average margin per ton sold and average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation for the PAMC segment of average realized coal revenue per ton sold, average margin per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total Coal Revenue (PAMC Segment)	$465,693	$256,326	$1,457,595	$799,274
Add: Settlements of Commodity Derivatives	(81,311)	—	(241,486)	—
Total Realized Coal Revenue	$384,382	$256,326	$1,216,109	$799,274
Operating and Other Costs	229,669	188,951	692,968	549,590
Less: Other Costs (Non-Production and non-PAMC)	(19,681)	(22,480)	(74,553)	(52,057)
Total Cash Cost of Coal Sold	209,988	166,471	618,415	497,533
Add: Depreciation, Depletion and Amortization	54,773	55,977	168,607	168,073
Less: Depreciation, Depletion and Amortization (Non-Production and non-PAMC)	(9,501)	(7,976)	(27,854)	(20,894)
Total Cost of Coal Sold	$255,260	$214,472	$759,168	$644,712
Total Tons Sold (in millions)	5.3	5.4	17.9	18.1
Average Realized Coal Revenue per Ton Sold	$72.83	$47.46	$67.81	$44.05
Average Cash Cost of Coal Sold per Ton	39.77	30.64	34.46	27.45
Depreciation, Depletion and Amortization Costs per Ton Sold	8.60	9.07	7.88	8.08
Average Cost of Coal Sold per Ton	48.37	39.71	42.34	35.53
Average Margin per Ton Sold	24.46	7.75	25.47	8.52
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	8.60	9.07	7.88	8.08
Average Cash Margin per Ton Sold	$33.06	$16.82	$33.35	$16.60

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs, such as freight expense, general and administrative costs, loss on debt extinguishment, depreciation, depletion and amortization of non-throughput assets, direct administration costs, interest expenses, and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs on throughput assets. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is total costs and expenses.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30,
	2022	2021
Total Costs and Expenses	$370,103	$303,059
Less: Freight Expense	(42,619)	(19,348)
Less: General and Administrative Costs	(30,406)	(22,606)
Less: Loss on Debt Extinguishment	(674)	(132)
Less: Interest Expense, net	(11,962)	(16,045)
Less: Other Costs (Non-Throughput)	(222,941)	(183,106)
Less: Depreciation, Depletion and Amortization (Non-Throughput)	(53,749)	(54,775)
CMT Operating Costs	$7,752	$7,047
Less: Depreciation, Depletion and Amortization (Throughput)	(1,024)	(1,202)
CMT Operating Cash Costs	$6,728	$5,845

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and fair value adjustments of commodity derivative instruments. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30, 2022
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$210,907	$5,602	$(64,388)	$152,121

Add: Income Tax Expense	—	—	39,414	39,414
Add: Interest Expense, net	(52)	1,528	10,486	11,962
Less: Interest Income	(437)	—	(1,104)	(1,541)
Earnings (Loss) Before Interest & Taxes (EBIT)	210,418	7,130	(15,592)	201,956

Add: Depreciation, Depletion & Amortization	49,316	1,149	4,308	54,773

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$259,734	$8,279	$(11,284)	$256,729

Adjustments:
Add: Stock-Based Compensation	$1,028	$49	$147	$1,224
Add: Loss on Debt Extinguishment	—	—	674	674
Add: Equity Affiliate Adjustments	—	—	3,500	3,500
Less: Fair Value Adjustment of Commodity Derivative Instruments	(81,246)	—	—	(81,246)
Total Pre-tax Adjustments	(80,218)	49	4,321	(75,848)

Adjusted EBITDA	$179,516	$8,328	$(6,963)	$180,881

	Three Months Ended September 30, 2021
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net (Loss) Income	$(130,599)	$4,506	$12,304	$(113,789)

Less: Income Tax Benefit	—	—	(40,258)	(40,258)
Add: Interest Expense, net	305	1,535	14,205	16,045
Less: Interest Income	—	—	(737)	(737)
(Loss) Earnings Before Interest & Taxes (EBIT)	(130,294)	6,041	(14,486)	(138,739)

Add: Depreciation, Depletion & Amortization	50,837	1,202	3,938	55,977

(Loss) Earnings Before Interest, Taxes and DD&A (EBITDA)	$(79,457)	$7,243	$(10,548)	$(82,762)

Adjustments:
Add: Stock-Based Compensation	$1,643	$76	$169	$1,888
Add: Loss on Debt Extinguishment	—	—	132	132
Add: Fair Value Adjustment of Commodity Derivative Instruments	147,306	—	—	147,306
Total Pre-tax Adjustments	148,949	76	301	149,326

Adjusted EBITDA	$69,492	$7,319	$(10,247)	$66,564

We define net income (loss) after adjusting for the impact of fair value adjustments of commodity derivative instruments as net income (loss) adjusted for the impact of current period fair value adjustments related to commodity derivatives. The GAAP measure most directly comparable to net income (loss) after adjusting for the impact of fair value adjustments of commodity derivative instruments is net income (loss).

The following table presents a reconciliation of net income (loss) after adjusting for the impact of fair value adjustments of commodity derivative instruments to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Income (Loss)	$152,121	$(113,789)	$273,962	$(83,213)
Fair Value Adjustment of Commodity Derivative Instruments	(81,246)	147,306	15,085	167,743
Effect of Income Taxes	20,303	(36,812)	(3,770)	(41,919)
Net Income (Loss) After Adjusting for the Impact of the Fair Value Adjustment of Commodity Derivative Instruments	$91,178	$(3,295)	$285,277	$42,611

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as stock-based compensation, fair value adjustments of commodity derivative instruments, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	September 30, 2022	September 30, 2021
Net Income (Loss)	$391,285	$(68,479)
Plus:
Interest Expense, net	55,284	62,563
Depreciation, Depletion and Amortization	225,117	222,776
Income Taxes	104,378	(40,137)
Stock-Based Compensation	8,719	6,724
Loss (Gain) on Debt Extinguishment	4,361	(4,098)
Fair Value Adjustment of Commodity Derivative Instruments	(100,454)	167,743
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(37,007)	(31,481)
Other Adjustments to Net Income (Loss)	235	245
Consolidated EBITDA per Credit Agreement	$651,918	$315,856

Consolidated First Lien Debt	$150,485	$354,005
Senior Secured Second Lien Notes	124,107	149,107
MEDCO Revenue Bonds	102,865	102,865
PEDFA Bonds	75,000	75,000
Other Debt Arrangements	1,136	—
Advance Royalty Commitments	4,858	2,185
Consolidated Indebtedness per Credit Agreement	458,451	683,162
Less:
Advance Royalty Commitments	4,858	2,185
Cash on Hand	268,853	161,981
Consolidated Net Indebtedness per Credit Agreement	$184,740	$518,996

Net Leverage Ratio (Net Indebtedness/EBITDA)	0.28	1.64

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net Cash Provided by Operations	$153,128	$80,538	$499,686	$253,143

Capital Expenditures	(58,395)	(45,863)	(134,456)	(103,318)
Proceeds from Sales of Assets	12,356	135	19,774	12,053
Free Cash Flow	$107,089	$34,810	$385,004	$161,878

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.